Exhibit 23.2

[NETHERLAND, SEWELL & ASSOCIATES, INC. LOGO]

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the inclusion in the Form 10-K of Gulfport Energy Corporation for 2005 of our report dated March 21, 2006 on oil and gas reserves of Gulfport Energy Corporation and the incorporation by reference in (1) the Registration Statements of Gulfport Energy Corporation on Form S-8 (File No. 333-55738, effective February 16, 2001 and File No. 333-129178, effective October 21, 2005) and (2) the Registration Statement of Form S-3 (File No. 333-124209), filed with the SEC on April 21, 2005 as amended by Amendment No. 1 filed with the SEC on July 8, 2005 and Amendment No. 2 filed with the SEC on December 29, 2005.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ David B. Cox
David B. Cox Senior Vice President

Houston, Texas

March 31, 2006

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.